Exhibit 10 (iii)(u)

                  COMPOSITE EMPLOYMENT AGREEMENT
                   WITH CHIEF EXECUTIVE OFFICER

Mr. Herbert L. Henkel
4 Spinney Lane
North Kingstown, RI  02852

Dear Herb:

On behalf of Chairman Jim Perrella and Ingersoll-Rand's
Board of Directors, I am pleased to confirm our invitation to you to become Chief Operating Officer, Chief Executive Officer-designate and a member of our Board of Directors. (Note: Your formal election will be May 4, 1999 at our next Board meeting.) Our Board is delighted you will join Ingersoll-Rand and looks forward to your leadership as we continue to grow our company for the benefit of customers, employees and shareholders.

The following confirms the terms and conditions of our offer:

Salary
Your starting salary as Chief Operating Officer will be at an annual rate of $750,000 paid monthly. When you are promoted to Chief Executive Officer on October 1,
1999, your salary will be increased to $850,000.

Annual Incentive
Your minimum annual incentive bonus for 1999 will be $725,000. Annual bonuses are typically paid in February following Board approval. Ingersoll-Rand does not have a "target" incentive plan for its COO, CEO or Chairman. Rather, the Board considers individual contributions to operating results achieved. Recent awards, based on achievement of the company's earnings goal, have been in the range of 100% of salary and higher.

Stock Options
You will be granted a special 200,000 share initial stock option award which will be priced on the trading day immediately preceding the public announcement of your appointment. This special award will vest 100% on January 1, 2004. In all other respects, the terms of the company's incentive stock plan will apply. (See
Attachment A - Stock Option Award)

Your first regular award under the company's incentive stock plan will be 100,000 shares priced in the same fashion as described above for the special initial stock option award. You will receive a subsequent award of 50,000 shares on October 1, 1999. These two awards vest one-third per year over three years.
Thereafter, additional awards could be made in February
(or our normal option time) or at the point of further promotion.

Stock Grants
You will receive an initial grant of 43,000 shares of restricted stock under the company's long term incentive plan. Of this grant, 18,000 pertain to company performance in 1999 and 25,000 pertain to company performance in 2000. Under the plan, the company must achieve annual earnings per share growth over the period 1998 through 2000 of 12% per year compounded. If the company achieves $3.16 earnings per share in 1999, you will receive 18,000 shares of stock in February 2000. You will be eligible for an additional 25,000 shares for 2000 based on the company achieving either 12% earnings per share growth in 2000, or a total of 12% per year compounded over the 1998-
2000 period. Thereafter, a new three-year long-term incentive plan will be adopted subject to approval of our Board of Directors. (See Attachment B - Stock
Grant Agreement - Sample)

Issues Relating to Non-Vested Textron Options and
Restricted Stock

     Options
     You will receive 6,300 shares of restricted stock, 3,000 of which will vest in July 1999 and 3,300 of which will vest in June 2000. These shares are intended to reflect the value of Textron options which will not be vested during Textron employment.

     Retention Grant
     You will receive a grant of 60,000 shares of restricted stock effective on your employment as replacement for 30,000 shares of Textron stock which required you to remain with Textron until 2002. This new grant will vest on January 1, 2003.

Pension Plan
You will participate in the company's Qualified Defined
Pension Plan (See Attachment C) and the Elected
Officers' Supplemental Program (See Attachment D).
Your benefit under these plans, assuming retirement at age 62 the normal retirement age for officers, will be 65% of your base salary, plus the average of your five highest out of your last six annual incentive bonuses.
Your Textron service and vested terminated Textron pension benefit will be taken into account in determining the value of your pension.

Your pension benefit accrual will be as follows:

                                                Retirement
                                                Replacement
                                                Points
o    1.90 points per year for each year of
     Textron service                            22.8 pt. (12x1.90)
o    5.78 points per year for each of the
     first five years with Ingersoll-Rand       28.9 pt.  (5x5.78)
o    1.90 points per year for each of the
     subsequent years of service with
     Ingersoll-Rand, up to age 62               13.3 pt. (7x1.90)
     Totaling 65% at age 62                     65.0 pt.

  If you work past age 62, you will get an additional
  1.9 points per year of service.

Ten Year Annuity
An important part of retirement income for Ingersoll-
Rand officers is the company's ten-year annuity program. In your case this benefit, commencing at age
62, is $125,000 per year for the ten-year period. In the event of your death, the benefit is payable to your beneficiary to the extent not already paid. You will be enrolled in this program upon your completion of enrollment procedures, including a physical examination, the sole purpose of which is to establish the cost of the underlying insurance product associated with this benefit.

Employee Benefits
The enclosed summaries describe many of our benefit programs. Please note that medical and dental coverage commences on the first day of the month following 30 days of employment. Therefore, you may wish to temporarily maintain your Textron coverage in force through COBRA to assure full continuity of coverage.
(See Attachment E - Connect to Select 99)

Life Insurance
You will be entitled to purchase supplemental life insurance of up to 4x your annual earnings. This four times limit may be provided through Northwestern Mutual
Life (up to 1x pay) and CIGNA (the additional 3x pay).
If you enroll for at least 1x annual earnings (the
Northwestern Mutual piece), you will be able to carry
1x final annual earnings into retirement. The cost at your age is from 42 to 50 cents per thousand.

Long Term Disability Insurance
The company offers a special LTD plan to its officers.
The plan is employee-paid and the benefit tax-free).
Your benefit would be $20,000 per month maximum with offsets for income from other company-funded sources including Social Security and Workers' Compensation.
The cost is about $1.20 per $100 of covered compensation.

Relocation
You will receive the full benefits of the company's relocation program for transferring homeowners. A complete description of this plan is in the attached document. (See Attachment F) In connection with your relocation, Cendant, our relocation service supplier, will purchase your home for $870,000. You will receive
$150,000 for expense reimbursement in excess of that normally provided under our regular policy. You may also engage interim housing for up to one year for you and your family in the process of relocating to Northern New Jersey.

Vacation
You will be entitled to paid vacation in accordance with company policy but in no event less than four weeks per calendar year.

Personal Use of Company Aircraft
You will be entitled to use time on the company's aircraft lease contract for your personal travel. Such use will incur imputed income to the extent required under Internal Revenue Service regulation and company policy. Generally, this means you will be charged first class airfare for yourself and accompanying dependents for personal use of company aircraft.

Country Club
You will have corporate membership in your name or that of the company in country clubs required for business.
As we indicated, Ingersoll-Rand does not provide a personal country club membership for any of its officers.

Automobile
You will have the use of a company-provided automobile under the terms of the company's executive automobile program. Broadly, this means you can select from any US-made sedan or a Jaguar.

Tax, Estate and Financial Planning
You are eligible for the company's Tax, Estate and Financial Planning service provided by the Ayco
Corporation to officers.

Severance
In the unlikely event you are involuntarily terminated by the Company without cause or you terminate because you are not made CEO or Chairman, you will receive severance pay equal to two times your annual base salary plus your last (or committed) bonus, i.e., 2(salary+bonus). In addition, under these circumstances, you will receive the stock grants related to your non-vested Textron options and retention shares, i.e., 6,300 shares and 60,000 respectively, totaling 66,300 shares of Ingersoll-Rand common stock

Change in Control
Ingersoll-Rand's change-in-control as described on Page
16 of the 1998 proxy applies to you. (See Attachment G
- 1998 Proxy Statement) Severance and Change-in-control are non-duplicative benefits.

Official Company Plan Documents
Descriptions of compensation and benefit plans in this letter are necessarily summaries. In case of conflict, the official company plan documents are the final authority.

Drug Test
Our offer is contingent upon satisfactorily passing a drug test and fulfilling the requirements of the Immigration Reform and Control Act of 1986.

Herb, I know I speak for Jim Perrella and our entire
Board of Directors when I say we are extremely pleased you will join our company and we will enjoy an important and mutually rewarding long-term relationship.

Please confirm your acceptance of our offer with your signature on a return copy to me.

Best regards,




/S/Donald H. Rice
Donald H. Rice
Vice President


ACCEPTED:

/S/Herbert L. Henkel
Herbert L. Henkel

                      Attachments

A.   10 (iii) (t) Incentive Stock Plan of 1998 of
     Ingersoll-Rand Company. Incorporated by reference to Appendix A to the Notice of 1998 Annual Meeting of
     Shareholders and Proxy Statement dated March 17, 1998.

B.   10 (iii) (t) Incentive Stock Plan of 1998 of
     Ingersoll-Rand Company. Incorporated by reference to Appendix A to the Notice of 1998 Annual Meeting of
     Shareholders and Proxy Statement dated March 17, 1998.

C.   Pension Plan Number One

D.   10 (iii)(h) Executive Supplementary Retirement
     Agreement for selected executive officers. Incorporated by reference to Form 10-K for the year ended December
     31, 1996, filed March 26, 1997.

E.   Connect to Select 99 - Basic Employee Benefits

F.   Ingersoll-Rand Transferred Homeowner Relocation
     Policy

G.   10 (iii)(f) Amended and Restated Form of Change of
     Control Agreement as of March 1, 1999 with Chief
     Executive Officer of Ingersoll-Rand Company.
     Incorporated by reference to Form 10-K of Ingersoll-
     Rand Company for the year ended December 31, 1998, filed March 30, 1999.